News Release

May 25, 2023
SSR MINING ANNOUNCES VOTING RESULTS FROM 2023 ANNUAL MEETING OF SHAREHOLDERS

DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") announces that each of the nine nominees listed in the proxy statement for the 2023 Annual Meeting of Shareholders (the “Meeting”) were elected as directors of SSR Mining on Thursday, May 25, 2023. Voting results for the election of directors are set out below:

Nominee Name	Votes For	% For	Votes Withheld	% Withheld
A.E. Michael Anglin	145,980,767	95.69	6,580,202	4.31
Rod P. Antal	151,624,418	99.35	987,079	0.65
Thomas R. Bates, Jr.	150,259,974	98.46	2,351,523	1.54
Brian R. Booth	151,640,460	99.36	971,037	0.64
Simon A. Fish	128,117,551	83.95	24,493,946	16.05
Leigh Ann Fisher	150,328,389	98.50	2,283,108	1.50
Alan P. Krusi	148,378,642	97.23	4,232,855	2.77
Kay Priestly	148,106,336	97.05	4,505,161	2.95
Karen Swager	152,075,086	99.65	536,411	0.35
At the Meeting, the shareholders of SSR Mining also approved: (i) a non-binding advisory resolution accepting the Company’s approach to executive compensation, and (ii) the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
The voting results for each resolution are set out below:

	Votes For	% For	Votes Against	% Against
Advisory Vote on Executive Compensation	136,635,616	89.53	15,975,879	10.47

	Votes For	% For	Votes Withheld	% Withheld
Appointment of Auditor	150,684,859	92.73	11,818,173	7.27

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About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing operations located in the USA, Türkiye, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets. Over the last three years, the four operating assets combined have produced on average more than 700,000 gold-equivalent ounces annually. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.
SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations
SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046
To receive SSR Mining’s news releases by e-mail, please register using the SSR Mining website at www.ssrmining.com.

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